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                                                                    EXHIBIT 99.1



eSPEED APPOINTS JAY RYAN AS INTERIM CHIEF FINANCIAL OFFICER

NEW YORK, MAY 10, 2004 - eSpeed, Inc. (Nasdaq: ESPD), the leading developer of electronic marketplaces and trading technology, today announced the interim appointment of Jay Ryan as Chief Financial Officer of eSpeed. Mr. Ryan succeeds former Cantor and eSpeed CFO Jeffrey Chertoff, who will resign to pursue other opportunities.

The Company also announced that the duties of Chief Financial Officer of eSpeed will no longer be shared with Cantor Fitzgerald, following the appointment of a permanent eSpeed CFO by the Company's Board of Directors. Upon the appointment of a permanent CFO, Mr. Ryan will remain full-time Chief Financial Officer of Cantor Fitzgerald, LP (see Cantor Fitzgerald Press Release), while eSpeed's CFO will manage all financial and accounting operations for the Company.

"eSpeed has experienced tremendous growth since its inception, and we believe our future growth into new products and services is best served with a CFO who is exclusively responsible for the Company's financial operations. We are fortunate to have an experienced and accomplished financial manager of Jay Ryan's caliber join our executive team in the interim," said Chairman and CEO Howard W. Lutnick. He added, "We'd like to sincerely thank Jeff for his work and contributions over the past two years, and wish him the best in his future endeavors."

Prior to joining Cantor Fitzgerald, Mr. Ryan served as Managing Director and Assistant Controller with Goldman Sachs & Company. His career with Goldman Sachs spanned more than 15 years and included the position of Global Head of Product Control for a variety of key markets, including equities, fixed income, derivatives, currencies and commodities. Previously, Mr. Ryan served as a staff auditor for Arthur Anderson & Co., gaining experience across a broad range of industries. He received his MBA from New York University and his BS from Bryant College.

Mr. Ryan will join eSpeed and Cantor on May 10th, at which time he will work closely with Jeffrey Chertoff to transition the financial and accounting responsibilities until Jeff's departure on May 31st. He will report to eSpeed Chairman and CEO Howard W. Lutnick.



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ABOUT eSPEED, INC.

eSpeed, Inc. (NASDAQ: ESPD) is the leader in developing and deploying electronic marketplaces and related trading technology that offers traders access to the most liquid, efficient and neutral financial markets in the world. eSpeed operates multiple buyer, multiple seller real-time electronic marketplaces for the global capital markets, including the world's largest government bond markets and other fixed income and equities marketplaces. eSpeed's suite of marketplace tools provides end-to-end transaction solutions for the purchase and sale of financial and non-financial products over eSpeed's global private network or via the Internet. eSpeed's neutral platform, reliable network, straight-through processing and superior products make it the trusted source for electronic trading at the world's largest fixed income and foreign exchange trading firms and major exchanges. To learn more, please visit www.espeed.com.


MEDIA CONTACT:
Tom Ryan
eSpeed, Inc.
212-610-2425
tryan@espeed.com


INVESTOR CONTACT:
Maureen Murphy
eSpeed, Inc.
212-610-2433
mmurphy@espeed.com